Exhibit 10.12

English Translation of Chinese Language Agreement

Loan Agreement

THIS LOAN AGREEMENT (“this Agreement”) is made and entered into by the parties below on December 26, 2007:

Party A (Lender): Beijing Pypo Technology Group Co., Ltd. (“Party A”)

Address: South Auxiliary Building, No. 15 Building, Zhongli, Cuiwei Quarter, Wanshou Road, Haidian District, Beijing

Party B (Borrower): Fei Dongping

Address: No. 308, #2, No. 4 Building, Cuiwei Nanli, Haidian District, Beijing

WHEREAS: Party B is currently in need of operating funds;

NOW, THEREFORE, Party A and Party B, on the basis of equality and free will and after friendly negotiations, hereby agree on the following:

Article 1 Loan Amount and Offer

1.1	Party A hereby provides Party B a loan of RMB 5 million.

1.2	After mutual negotiations, Party A or its designee shall remit the loan amount to the bank account designated by Party B.

1.3	This loan is interest-free.

Article 2 Purpose of Loan and Guaranty

2.1	It is agreed by Party A and Party B that the loan shall only be used for the business activities of Beijing Feijie Investment Co., Ltd. (“Feijie Company”). Without Party A’s written consent, Party B shall not use the loan for any other purpose.

2.2	Party B agrees to use its 50% equity in Feijie Company as a guaranty to the loan (refer to a separate equity pledge agreement).

Article 3 Term of Loan

3.1	It is agreed by both parties that the term of loan shall be two (2) years, commencing on the signing date of this Agreement. The term may be extended with the written consent of both parties.

3.2	In case of any default by Party B, Party A has the right to unilaterally terminate this Agreement and request Party B to undertake the corresponding responsibility.

Article 4 Party A’s Rights and Obligations

4.1	Party A has the right to supervise the use of loan.

4.2	Party A has the right to know any information of Feijie Company, including but not limited to the operating information of Feijie Company.

4.3	Party B shall consult with Party A before appointing any directors, supervisors or senior management personnel for Feijie Company. No such appointments shall be made by Party B without Party A’s written consent.

4.4	If Party B has performed any acts that may damage Party A’s interests, Party A has the right to request Party B to remedy that act in time. In the case of the failure by Party B to do so, Party A may declare that the loan is immediately due and payable, together with the interest imposed thereupon.

4.5	When the loan is due, Party A is entitled to recover the loan.

4.6	After Party A remits the loan, it shall be deemed that Party A has fully performed its obligations.

Article 5 Party B’s Rights, Obligations and Covenants

5.1	Party B will lawfully operate the company and will not perform any acts that damage the interests of Feijie Company or Party A.

5.2	Without Party A’s written consent, Party B shall not mortgage or pledge any of the assets, equities, intellectual property rights or any other interests of Feijie Company to any third persons or provide guaranties for any third persons by any other means.

5.3	Party B confirms that there is no creditor with the right of priority to compensation as of the execution date of this Agreement.

5.4	Party B undertakes to report or disclose the true business information of Feijie Company to Party A.

5.5	Party B undertakes to repay the loan to Party A upon due.

Article 6 Nondisclosure

6.1	Any information disclosed by any party to the other party or the other party’s agents, employees or representatives, which is related to such disclosing party and not made available to the public, including but not limited to technologies, business plans, development plans and financial data, shall be regarded as confidential information.

6.2	Each party shall keep the confidential information of the other party strictly confidential and, without the written consent of the other party, shall not disclose such confidential information to any other third party except to its agents, employees or representatives who have a need to know such confidential information to perform the obligations under this Agreement.

Article 7 Right of Priority to Compensation

7.1	It is agreed by both parties that this loan shall be compensated in priority when Party B terminates its operations for whatever reasons.

Article 8 Notices

8.1	Address. Any notices or communications required to be given or sent under or pursuant to this Agreement shall be by personal delivery, facsimile or express mail to the addresses first above written in this Agreement.

8.2	Service. Any notices shall be deemed given on the third day after the date of delivery thereof if delivered by express mail and shall be deemed given on the next day following the date of delivery thereof if delivered personally or by facsimile. If delivered by facsimile, originals of such notices shall be delivered to the other party personally or by express mail immediately after transmission.

8.3	Address Change. Any party may change its address upon a notice to the other party in the way as specified herein.

Article 9 Defaulting Liability and Dispute Resolutions

9.1	Any party violating any provisions of this Agreement shall be deemed defaulting under this Agreement and shall pay liquidated damages to the non-defaulting party.

9.2	Any disputes arising from or in connection with this Agreement shall be resolved by both parties through friendly and amicably negotiations. If both parties have failed to resolve their disputes within fourteen (14) working days after the occurrence of the disputes, either party to this Agreement may submit their disputes to Beijing Arbitration Commission for arbitration. The place of arbitration shall be in Beijing and the language of arbitration proceedings shall be Chinese. The decision of the arbitration shall be final and binding upon both parties.

Article 10 Miscellaneous

10.1	The formation, validity, interpretation and performance of this Agreement shall be governed by the laws of the People’s Republic of China.

10.2	The invalidity of any provision of this Agreement shall not affect the validity of the remainder of this Agreement.

10.3	This Agreement is executed in two (2) originals, of which one (1) original is retained by each party hereto.

IN WITNESS WHEREOF, both parties hereto have executed this Agreement as of the date first above written.

Party A: Beijing Pypo Technology Group Co., Ltd. (company seal):

Legal representative (signature):	/s/ Kuo Zhang

Party B: Dongping Fei

Signature:	/s/ Dongping Fei

4